Rennova Health reports SECOND quarter 2017 FINANCIAL RESULTS

WEST PALM BEACH, Fla. (August 15, 2017) – Rennova Health, Inc. (NASDAQ: RNVA) (NASDAQ: RNVAZ) (“Rennova” or the “Company”) reports financial results for the three and six months ended June 30, 2017 and provides a business update.

Rennova is a provider of an expanding number of services for healthcare providers and their patients. We currently operate in three synergistic divisions: 1) Clinical diagnostics through our clinical laboratories; 2) Supportive software solutions to healthcare providers including Electronic Health Records (“EHR”), Laboratory Information Systems and Medical Billing services; and 3) the recent addition of a hospital in Tennessee. We believe our approach will produce a more sustainable relationship and the capture of multiple revenue streams from the provision of needed services and solutions to medical providers.

Historically, we have specialized in providing urine and blood drug toxicology and pain medication testing services to physicians, clinics and rehabilitation facilities in the United States. We intend to expand our business operations in each sector in which we operate and will continue to assess the best way to do so.

On July 12, 2017, the Company announced plans to spin off its Advanced Molecular Services Group (“AMSG”) as an independent publicly traded company by way of a tax-free distribution to Rennova stockholders. Completion of the spinoff is expected to occur at the end of September 2017 and is subject to numerous conditions, including effectiveness of a Registration Statement on Form 10 to be filed with the Securities and Exchange Commission, and consents, including under various funding agreements previously entered into by Rennova. The strategic goal of the spinoff is to create two public companies, each of which can focus on its own strengths and operational plans. In addition, after the spinoff, each company will provide a distinct and targeted investment opportunity.

Highlights from the second quarter of 2017 and recent weeks include:

●	Advanced plans to spinoff AMSG as an independent publicly traded company via a tax-free distribution to Rennova shareholders, with the distribution expected to occur by the end of September
●	Big South Fork Medical Center received CMS regional office licensure approval and it opened its doors on August 8, 2017.
●	Closed an offering of $1.9 million principal amount of debentures and warrants in a private placement with institutional investors
●	Closed an offering of $4.1 million aggregate principal amount of Original Issue Discount Debentures due October 17, 2017 and warrants to purchase an aggregate of 2.1 million shares of common stock.
●	Launched version 3 of Medical Mime’s flagship EHR product M2Select
●	Entered into a partnership between AMSG and Certainty Health, LLC to develop next-generation smartphone tools to facilitate treatment decisions for various psychiatric diseases
●	Named Michael Pollack, CPA as Interim Chief Financial Officer
●	Appointed Scott Jenkins, Ph.D., a long-time Silicon Valley Healthcare IT executive with nearly 30 years of experience, to lead AMSG as chief executive officer
●	Added software customers for the flagship M2Select EHR product and for M2Pro, an EHR product for the ambulatory sector

Management Commentary

“We continue to work diligently to improve our financial condition and to unlock shareholder value, and took several steps during the second quarter and recent weeks to grow revenues while further reducing operating expenses,” said Seamus Lagan, Rennova’s chief executive officer. “We were delighted to open the Big South Fork Medical Center in Tennessee on August 8th. Opening this rural hospital was an important event as emergency services now have been restored to the community. At the same time, this hospital, which we purchased out of bankruptcy for $1.0 million, demonstrates Rennova’s commitment to rebuild and diversify our revenue stream from our historic focus on diagnostics services to include the provision of healthcare services. For fiscal 2015, the last full year of operation, the hospital had unaudited annual revenues of approximately $12 million and a normalized EBITDA of approximately $1.3 million. We anticipate that revenues will return to 2015 levels within the next 12 months.

“To address the decline in laboratory services revenues we have experienced during the past two years as a result of lower reimbursement for our toxicology tests, we are taking steps to reduce the number of laboratory facilities we operate from five down to one, with a corresponding reduction in the number of employees and operating expenses,” Mr. Lagan continued. “In parallel we have had success with signing new customers and adding preferred provider networks this year. Indeed, Big South Fork Medical Center has numerous in-network contracts with payers that we believe will ensure predictable and reliable payment for services we may leverage for our toxicology testing. We also continue to reduce the direct costs per sample and have reduced expenses for reagents and supplies at our laboratories, resulting in a 16% year-over-year decrease in direct costs per sample.

“With the goal of unlocking additional shareholder value we formed the Advanced Molecular Services Group to focus on precision medicine. We plan to spinoff this group to our shareholders by the end of September as an independent publicly traded company. Our financial results now account for AMSG as a discontinued operation.”

Mr. Lagan concluded, “This has been a challenging period for Rennova, but we believe we have placed the company on firmer footing. We have matched expenses to revenues and are gearing up for future growth from increased laboratory services based on additional preferred provider contracts, hospital revenues and supportive software solutions such as our EHR and order software, which encourage recurring revenues from our customers.”

Financial Results

Net revenues for the second quarter of 2017 were $0.9 million, compared with $2.6 million for the second quarter of 2016. The decrease is mainly due to a 78% decline in insured test volumes in our Clinical Laboratory Operations business segment. Net revenues in our Supportive Software Solutions segment decreased 22% compared with the prior-year quarter.

Direct costs of revenue decreased by 30% to $0.3 million for the second quarter of 2017, from $0.4 million for the second quarter of 2016. The decrease is due to lower expenses for reagents and supplies at the Company’s laboratories, resulting in a 16% decline in direct costs per sample.

General and administrative expenses decreased by 32% to $3.7 million for the second quarter of 2017, from $5.4 million a year ago. The decrease is mainly due to a $1.5 million reduction in employee compensation and related costs as the Company significantly reduced its headcount throughout the latter half of 2016 and into 2017 in response to the decline in revenues, and a $0.2 million reduction in maintenance costs for laboratory equipment.

Sales and marketing expenses declined 54% to $0.2 million for the second quarter of 2017, compared with $0.4 million a year ago. The decline was primarily due to a $0.2 million reduction in sales employee and contractor compensation expenses, as well as reduced travel, advertising and commissionable collections related to the decline in net revenues.

During the 2017 second quarter the Company identified certain accounts receivables related to its Clinical Laboratory Operations business segment that were deemed uncollectible, and recorded $0.6 million of uncollectible receivables.

The net loss from continuing operations for the second quarter of 2017 was $10.3 million, or $1.37 per share, compared with a net loss from continuing operations of $5.0 million, or $10.19 per share, for the same period in 2016. The change is primarily due to an increase of $2.8 million in non-cash interest charge, a $1.7 million decline in general and administrative expenses and a $1.7 million decrease in net revenues. Shares used in the calculation of per share amounts were 7,594,314 for the second quarter of 2017 and 492,568 for the second quarter of 2016.

The Company had cash and cash equivalents of $27,704 as of June 30, 2017, compared with $75,017 as of December 31, 2016. Subsequent to the close of the quarter, Rennova issued $4.1 million principal amount of debentures and warrants.

For the first half of 2017 the Company reported net revenues of $1.9 million, compared with $4.0 million for the first half of 2016. The net loss from continuing operations for the first half of 2017 was $19.7 million, or $4.93 per share, compared with a net loss from continuing operations of $8.1 million, or $16.40 per share, for the first half of 2016. The Company recorded a deemed dividend in the first half of 2017 of $11.1 million from the trigger of a down round provision feature related to debentures and warrants issued in March 2017.

About Rennova Health, Inc.

Rennova provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient, effective patient experience and superior clinical outcomes. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health

Sebastien Sainsbury, 561-666-9818

ssainsbury@rennovahealth.com

Investors

LHA

Kim Golodetz, 212-838-3777

Kgolodetz@lhai.com

or

Bruce Voss, 310-691-7100

Bvoss@lhai.com

(Tables to follow)

RENNOVA HEALTH, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets:
Cash	$27,704	$75,017
Accounts receivable, net	392,213	1,199,899
Prepaid expenses and other current assets	227,692	149,385
Income tax refunds receivable	1,458,438	1,458,438
Current assets of AMSG classified as held for sale	43,829	337,900
Total current assets	2,149,876	3,220,639

Property and equipment, net	3,381,232	3,043,590
Deposits	132,461	141,402
Non-current assets of AMSG classified as held for sale	23,750	76,762

Total assets	$5,687,319	$6,482,393

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable (includes related parties)	$3,252,858	$2,928,524
Accrued expenses	2,803,004	2,882,029
Income taxes payable	443,630	790,627
Current portion of notes payable	7,624,614	9,011,247
Current portion of notes payable, related party	443,500	328,500
Current portion of debentures	1,578,028	-
Current portion of capital lease obligations	1,365,547	1,796,053
Current liabilities of AMSG classified as held for sale	1,625,260	1,827,787
Total current liabilities	19,136,441	19,564,767

Other liabilities:
Debentures, net of current portion	3,003,931	-
Capital lease obligations, net of current portion	1,063,461	1,774,121
Derivative liabilities	-	2,803
Non-current liabilities of AMSG classified as held for sale	-	26,598

Total liabilities	23,203,833	21,368,289

Commitments and contingencies

Stockholders’ deficit:
Series G preferred stock, $0.01 par value, 14,000 shares authorized, 215 shares issued and outstanding	2	2
Series H preferred stock, $0.01 par value, 14,202 shares authorized, 60 and 10,019 shares issued and outstanding	-	100
Common stock, $0.01 par value, 500,000,000 shares authorized, 13,408,360 and 2,800,377 shares issued and outstanding	134,084	28,004
Additional paid-in-capital	74,430,142	45,726,862
Accumulated deficit	(92,080,742)	(60,640,864)
Total stockholders’ deficit	(17,516,514)	(14,885,896)
Total liabilities and stockholders’ deficit	$5,687,319	$6,482,393

RENNOVA HEALTH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net revenues	$898,730	$2,565,272	$1,898,265	$4,026,200

Operating expenses:
Direct costs of revenue	248,750	355,569	540,285	822,903
General and administrative	3,660,458	5,351,555	7,808,871	10,644,545
Sales and marketing expenses	197,727	433,329	450,532	1,025,346
Bad debt	577,252	-	574,341	1,285
Depreciation and amortization	471,954	678,141	1,056,445	1,357,331
Total operating expenses	5,156,141	6,818,594	10,430,474	13,851,410

Loss from continuing operations before other income (expense) and income taxes	(4,257,411)	(4,253,322)	(8,532,209)	(9,825,210)

Other income (expense):
Other income	50,757	2	50,757	100,012
Change in fair value of derivative instruments	-	1,293,072	(11,093,012)	4,726,660
Gain on extinguishment of debt	-	-	11,093,012	-
(Loss) gain on legal settlement	-	(17,652)	-	(17,652)
Interest expense	(6,135,982)	(2,042,002)	(11,178,844)	(3,049,037)
Total other income (expense), net	(6,085,225)	(766,580)	(11,128,087)	1,759,983

Net loss from continuing operations before income taxes	(10,342,636)	(5,019,902)	(19,660,296)	(8,065,227)

(Benefit) provision for income taxes	-	-	3,250	-

Net loss from continuing operations	(10,342,636)	(5,019,902)	(19,663,546)	(8,065,227)

Net loss from discontinued operations	(335,573)	(842,189)	(683,320)	(2,040,875)

Net loss	(10,678,209)	(5,862,091)	(20,346,866)	(10,106,102)
Deemed dividend from trigger of down round provision feature	-	-	(11,093,012)	-
Net loss to common shareholders	$(10,678,209)	$(5,862,091)	$(31,439,878)	$(10,106,102)

Net loss per common share:
Basic and diluted: continuing operations	$(1.37)	$(10.19)	$(4.93)	$(16.40)

Basic and diluted: discontinued operations	(0.04)	(1.71)	(0.11)	(4.15)

Total Basic and diluted	$(1.41)	$(11.90)	$(5.04)	$(20.55)
Weighted average number of common shares
outstanding during the period:
Basic and diluted	7,594,314	492,568	6,236,404	491,776